UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECRUITIES ACT OF 1933

NEW COMMERCE BANCORP
(Exact Name of Small Business Issuer as Specified in its Charter)

South Carolina	58-2403844
(State of Incorporation)	(I.R.S. Employer Identification No.)

501 New Commerce Court
Greenville, South Carolina 29607
(Address of Principal Executive Offices)   (Zip Code)

New Commerce BanCorp Amended 1999 Stock Incentive Plan
Organizer Warrants
(Full Titles of the Plans)

Frank Wingate
Chief Executive Officer
New Commerce BanCorp
501 New Commerce Court
Greenville, South Carolina 29607
(864) 297-6333
(Issuer's Telephone Number, Including Area Code)

______________________
Copies Requested to:

Neil E. Grayson
Nelson Mullins Riley & Scarborough, L.L.P.
104 South Main Street, Suite 900
Greenville, South Carolina 29601
(864) 250-2235
(864) 250-2359 (Fax)
__________________

Title of Securities	Amount to be		Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered		Offering Price	Aggregate Offering	Registration Fee
			per Share	Price
Common Stock, $.01 par value	250,000	(1)	$10.30 (3)	$2,575,000 (3)	$326.25
Common Stock, $.01 par value	90,000	(2)	$10.00 (4)	$900,000 (4)	$114.03

(1)    Represents shares of common stock issuable under the New Commerce BanCorp Amended 1999 Stock Incentive Plan.
(2)    Represents shares of common stock issuable underlying warrants granted to our organizers.
(3)    In accordance with Rule 457 (c), the registration fee is based upon the average of the bid and asked price as of July 29, 2004.
(4)    In accordance with Rule 457(h), the registration fee is based upon the price at which the warrant may be exercised.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents filed by us with the SEC are incorporated by reference into this registration statement, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be incorporated by reference in this registration statement and shall be a part of this registration statement from the date of filing of the documents:

        (a)     our Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on March 25, 2004;

        (b)     our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2004 and June 30, 2004;

        (c)      our Current Reports on Form 8-K filed on January 20, 2004, January 30, 2004, April 20, 2004 and July 21, 2004;

        (d)     The description of our common stock contained in our registration statement on Form SB-2 filed on January 14, 1999, and any amendment or report filed with the Commission for the purposes of updating such description.

Item 4.  Description of Securities

        No response required pursuant to this item.

Item 5.  Interests of Named Experts and Counsel.

        No response required to this item.

Item 6.  Indemnification of Directors and Officers.

        New Commerce BanCorp’s articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to New Commerce BanCorp or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of New Commerce BanCorp; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the “Corporation Act”). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of New Commerce BanCorp shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of New Commerce BanCorp or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        New Commerce BanCorp’s bylaws contain certain provisions which provide that the company shall indemnify directors to the maximum extent provided by South Carolina law. This protection is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. These statutory sections provide that a company shall indemnify a director or an officer only to the extent that he has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney’s fees, actually and reasonably incurred in connection with the matter. In addition to this mandatory indemnification right, our bylaws provide additional mandatory protection that includes, but is not limited to, situations where the director (a) conducted himself in good faith, (b) reasonably believed that conduct in his official capacity with the corporation was either in the corporation’s best interest or was not opposed to the best interest of the corporation; and (c) that he had no reasonable cause to believe his conduct was unlawful.

        Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

        The Securities and Exchange Commission has informed us that indemnification for officers, directors, and controlling persons for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

        We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 7.  Exemption from Registration Claimed.

        No response is required to this item.

Item 8.  Exhibits.

        The following exhibits are filed with this Registration Statement:

Exhibit
Number          Description of Exhibit

4.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form SB-2; File No. 333-70589).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.3 of the Company's Registration Statement on Form SB-2; File No. 333-70589).

4.3	Form of certificate of common stock (incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form SB-2; File No. 333-705897).

4.4	New Commerce BanCorp 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 of the Company's Form 10-KSB filed on March 27, 2000).

4.5	Form of Warrant Agreement (incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form SB-2, File No. 333-70589).

4.6	New Commerce BanCorp Amended 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 of the Company's Form 10-KSB filed on March 25, 2004, File No. 000-26061).

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Nelson Mullins Riley &Scarborough, L.L.P. contained in their opinion filed as Exhibit 5.1

24	Power of Attorney contained on the signature pages of this registration statement

Item 9.  Undertakings.

        The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any additional or changed material information on the plan of distribution; provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, New Commerce BanCorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, State of South Carolina, on this 6th day of August, 2004.

NEW COMMERCE BANCORP

By: /s/ Frank W. Wingate
Frank W. Wingate

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of New Commerce BanCorp (the “Company”), a South Carolina corporation, for himself and not for one another, does hereby constitute and appoint Frank W. Wingate a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments, including post-effective amendments, to this Registration Statement, and to cause the same (together with all Exhibits thereto) to be filed with the Securities and Exchange Commission, granting unto such attorney full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that the attorney shall lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard W. Baily
Richard W. Baily	Director	August 6, 2004

/s/ Timothy A. Brett
Timothy A. Brett	Director	August 6, 2004

/s/ Marshall J. Collins
Marshall J. Collins	Director	August 6, 2004

/s/ Ralph S. Crawley
Ralph S. Crawley	Director	August 6, 2004

/s/ Mitchell Gault
Mitchell Gault	Director	August 6, 2004

Signature	Title	Date

/s/ Tommy D. Greer
Tommy D. Greer	Director	August 6, 2004

/s/ Bobby L. Johnson
Bobby L. Johnson	Director	August 6, 2004

/s/ Robert T. Kellet
Robert T. Kellet	Director	August 6, 2004

/s/ Dennis O. Raines
Dennis O. Raines	Director	August 6, 2004

/s/ Frank W. Wingate
Frank W. Wingate	Director & Chief Executive Officer	August 6, 2004

/s/ R. Lamar Simpson
R. Lamar Simpson	Principal Accounting Officer & Chief Financial Officer	August 6, 2004

Exhibit
Number          Description of Exhibit

4.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form SB-2; File No. 333-70589).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.3 of the Company's Registration Statement on Form SB-2; File No. 333-70589).

4.3	Form of certificate of common stock (incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form SB-2; File No. 333-705897).

4.4	New Commerce BanCorp 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 of the Company's Form 10-KSB filed on March 27, 2000).

4.5	Form of Warrant Agreement (incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form SB-2, File No. 333-70589.

4.6	New Commerce BanCorp Amended 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 of the Company's Form 10-KSB filed on March 25, 2004, File No. 000-26061).

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Nelson Mullins Riley & Scarborough, L.L.P. contained in their opinion filed as Exhibit 5.1

24	Power of Attorney contained on the signature pages of this registration statement